Exhibit 99.1

GlyEco Announces Fiscal 2012 Financial Results and Conference Call Details

Revenue increased 53.6% year-over-year; shareholder equity turns positive

  Press Release: GlyEco, Inc. – Mon, Apr 22, 2013 8:15 AM EDT

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PHOENIX, April 22, 2013 /PRNewswire/ -- Green Chemistry innovator GlyEco, Inc. (GLYE) ("GlyEco" or the "Company") announced its financial results for the fiscal year ended December 31, 2012.

2012 Financial Summary – FY 2012 over FY 2011
·	Net Sales Increased 53.6%
·	Gross Profits Increased 52.5%
·	Gross margins unchanged at 19%

"GlyEco achieved several major milestones during fiscal 2012 and over the past few months," stated John Lorenz, chairman and CEO of GlyEco. "By completing our funding and finalizing our first round of acquisitions, GlyEco has become the largest independent glycol recycler in the world. We believe the growth pace will accelerate in 2013 as we seek to become a global company and intensify our efforts to improve shareholder value."

GlyEco completed its acquisition of four glycol recyclers during Q4 2012. The Company has operations in six facilities and has signed agreements to acquire the assets of three additional recycling businesses. The Company intends to upgrade these businesses with GlyEco Technology, improving production capabilities and increasing processing capacity.

2013 Objective Snapshot

"Our near-term goal is to complete the Phase 1 implementation of our GlyEco Technology," continued Mr. Lorenz. "We are also working to integrate each facility into our overall operating structure while increasing profits. Additionally, we continue to work toward expansion into underserved industries and markets, both domestically and internationally. Together we believe these measures will build a substantial foundation for sustained long-term growth for GlyEco."

Conference Call

GlyEco will host a conference call Thursday, April 25, with CEO John Lorenz and CFO Alicia Williams at 4:00 p.m. Eastern time (1:00 p.m. Pacific time). To participate in the call, please dial (877) 941-8416, or (480) 629-9808 for international calls, approximately 10 minutes prior to the scheduled start time.

A replay of the call will be available for two weeks from 7:00 p.m. ET on April 25, 2013, until 11:59 p.m. ET on May 9, 2013. The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4615658.

About GlyEco

GlyEco is a green chemistry company with a patent-pending technology for transforming a hazardous waste into green products. GlyEco Technology™ has the unique ability to clean the polluted glycols from all five waste-producing industries:  HVAC, Textiles, Automotive, Airline and Medical.  This technology recycles waste glycol to meet ASTM Type 1 specifications – the same level of purity expected of refinery grade glycols.

This patent-pending technology enables our clients to handle the removal of their waste glycol in a responsible and environmentally safe manner.  Our clients can treat glycols as a more sustainable resource, recycling and re-using waste glycols repeatedly. Since most polluted glycol is disposed of in our surface waters - which can have devastating results for the environment, especially aquatic life - the GlyEco Technology™ solution gives our customers a way to reduce waste while caring for the environment, while reducing their costs.

About Glycol Recycling
Recycling waste glycols presents an inventive solution to supply shortages and increasing costs for refinery-produced material. Global consumption for refinery produced ethylene glycol is over 5.5 Billion gallons per year and climbing. GlyEco Technology™ is uniquely able to process all five sources of waste glycols, opening new avenues of supply. With proper handling, glycols can be recycled and reused indefinitely, creating the opportunity to utilize this valuable material as a predominately sustainable resource.

Special Note Concerning Forward-Looking Statements

This release contains statements that may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. These statements regard the intent, belief, and expectations of the Company. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, they involve risks and uncertainties, and their results may differ materially.

Contact:

Tom O'Day
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 131
Email: tomo@redchip.com